Exhibit No. 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS FOURTH QUARTER
AND FULL YEAR FISCAL 2019 RESULTS

•	Fourth quarter and full year net sales increased by 18% and 26%, respectively

•	Indebtedness reduced by $124.5 million during the fourth quarter

•	Americas Mills segment metal margin increased $13 per ton to $399 per ton in the fourth quarter and increased $73 per ton for the full year

•	Earnings from continuing operations increased 68% to $0.72 per diluted share in the fourth quarter and increased 47% to $1.67 per diluted share for the full year

•	Adjusted earnings from continuing operations increased 52% to $0.76 per diluted share in the fourth quarter and increased 41% to $2.08 per diluted share for the full year

Irving, TX - October 23, 2019 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal fourth quarter and year ended August 31, 2019. Net sales for the fourth quarter increased 18% to $1.5 billion from $1.3 billion in the prior year quarter, and for the full year increased 26% to $5.8 billion compared to $4.6 billion in the prior year, reflecting increased capacity from the previously announced rebar assets acquisition. Earnings from continuing operations were $85.9 million, or $0.72 per diluted share, in the fourth quarter compared to $51.3 million, or $0.43 per diluted share, in the prior year quarter. For the full year, earnings from continuing operations were $198.8 million, or $1.67 per diluted share, compared to $135.2 million, or $1.14 per diluted share in the prior year.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, commented, "2019 was a transformational year for CMC. I am proud of what our team accomplished, with results that reflect the successful execution of our growth strategy and the strong fundamentals in the end markets we serve."

"Key milestones in fiscal 2019 included the completion and integration of CMC's largest acquisition to date, the ramp up of our second micro mill in Oklahoma, and the addition of hot spooled rebar capability at our Arizona micro mill. Together, they bolster the strategy that has positioned CMC to be the largest supplier of rebar and a leading producer of merchant bar for the U.S. market place. In addition, our Polish operations generated full year EBITDA in excess of $100 million from strong sales and margins despite the flood of imported steel into the European Union. The successful execution of these accomplishments resulted in our ability to reduce our indebtedness by $124.5 million during the fourth quarter," Smith added.

Results for the fourth quarter and full year included net after-tax expenses related to certain non-operational costs resulting from the acquisition and integration of the rebar assets of $4.9 million and $48.8 million, respectively. Excluding these expenses, adjusted earnings from continuing operations were $90.8 million, or $0.76 per diluted share,

(CMC Year End 2019 - 2)

for the fourth quarter, an increase of 52% compared to $59.9 million, or $0.51 per diluted share, in the prior year quarter. For the full year, adjusted earnings from continuing operations were $247.6 million, or $2.08 per diluted share, an increase of 41% compared to $176.1 million, or $1.49 per diluted share, in the prior year, as detailed in the non-GAAP reconciliation on page 12.

As a result of the strong free cash flow generated during the fourth quarter, the Company reduced its debt and accounts receivable programs usage while also improving its cash balance by $72.1 million to $192.5 million at fiscal year-end. Availability under the Company's credit and accounts receivable programs was $611.0 million at August 31, 2019.

On October 22, 2019, the board of directors declared a quarterly dividend of $0.12 per share of CMC common stock payable to stockholders of record on November 6, 2019. The dividend will be paid on November 20, 2019.

Business Segments - Fiscal Fourth Quarter 2019 Review
Our Americas Recycling segment adjusted EBITDA of $4.2 million for the fourth quarter of fiscal 2019 declined compared to $17.0 million for the fourth quarter last year. The decrease reflected a 27% drop in ferrous and 7% drop in non-ferrous prices year-on-year, which also constrained volume.

Our Americas Mills segment adjusted EBITDA of $160.8 million for the fourth quarter of fiscal 2019 rose 51% compared to $106.8 million for the fourth quarter last year, and includes adjusted EBITDA of $58.1 million from the acquired mills, on shipments of 455 thousand tons. Volume increased 45% compared to the prior year fourth quarter primarily due to the ramp up of our Oklahoma micro mill and the additional production from the acquired facilities. Metal margins increased $51 per ton compared to the fourth quarter last year, and $13 per ton sequentially from the third quarter of this year, reflecting the greater price stability of CMC's rebar and long product offerings when compared to the broader steel market.

Our Americas Fabrication segment recorded an adjusted EBITDA loss of $13.2 million for the fourth quarter of fiscal 2019, an improvement compared to an adjusted EBITDA loss of $24.6 million for the prior year fourth quarter. The 2019 fourth quarter included $4.2 million of costs related to the closure of certain acquired locations. As in prior quarters, the fourth quarter EBITDA losses did not include the benefit of the purchase accounting adjustment related to amortization of the unfavorable contact backlog reserve that relates to the acquisition, which was $16.6 million. The acquired locations shipped 172 thousand tons in the 2019 fourth quarter. CMC's historical locations produced break-even results in the 2019 fourth quarter. Current rebar bidding activity remains strong and selling prices averaged $963 per ton in the 2019 fourth quarter, $120 per ton or 14%, higher compared to the same period in the prior year.

Our International Mill segment adjusted EBITDA of $22.7 million for the fourth quarter of fiscal 2019 declined compared to adjusted EBITDA of $36.7 million for the prior year quarter. The construction sector remains strong in

(CMC Year End 2019 - 3)

Poland and our operations produced record quarterly rebar shipments during the fourth quarter. Results of the operation in comparison to the prior year were lower due to a high volume of steel imports into the European Union.
Outlook
"Supported by the sentiment of our customers and the strength and profitability of our fabrication backlog, our outlook remains strong," said Ms. Smith. "We anticipate the current elevated rebar margin environment will continue, our fabrication business will be a positive contributor to our results, and the solid results will continue from our Polish operations. Our strong cash flow generation has allowed us to delever faster than originally anticipated, strengthening our balance sheet and enabling us to seek additional opportunities for long term growth that will benefit our stakeholders."

Conference Call
CMC invites you to listen to a live broadcast of its fourth quarter fiscal 2019 conference call today, Wednesday, October 23, 2019, at 11:00 a.m. ET. Barbara Smith, Chairman of the Board of Directors, President, and Chief Executive Officer, and Paul Lawrence, Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors".

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of facilities that includes eight electric arc furnace ("EAF") mini mills, two EAF micro mills, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies provided by our acquisitions, demand for our products, steel margins, the ability to operate our mills at full capacity, future supplies of raw materials and energy for our operations, share repurchases, legal proceedings, the undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the effects of the acquisition of substantially all of the U.S. rebar fabrication facilities and the steel mini-mills located in or around Rancho Cucamonga, California, Jacksonville, Florida, Sayreville, New Jersey and Knoxville, Tennessee previously owned by Gerdau S.A. and certain of its subsidiaries (collectively, the “Acquired Business”) and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears,"

(CMC Year End 2019 - 4)

"projects," "forecasts," "outlook" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements.

Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2019, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our fabrication contracts due to rising commodity prices; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers with our contracts; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate, and integrate acquisitions and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; failure to retain key management and employees of the Acquired Business; issues or delays in the successful integration of the Acquired Business’ operations, systems and personnel with those of the Company, including the inability to substantially increase utilization of the Acquired Business' steel mini mills, and incurring or experiencing unanticipated costs and/or delays or difficulties; unfavorable reaction to the acquisition of the Acquired Business by customers, competitors, suppliers and employees; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, including political uncertainties and military conflicts; availability and pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; new and clarifying guidance with regard to interpretation

(CMC Year End 2019 - 5)

of the Tax Cuts and Jobs Act ("TCJA") that could impact our assessment; and increased costs related to health care reform legislation.

(CMC Year End 2019 - 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)

	Three Months Ended					Fiscal Year Ended
(in thousands, except per ton amounts)	8/31/2019	5/31/2019	2/28/2019	11/30/2018	8/31/2018	8/31/2019	8/31/2018
Americas Recycling
Net sales	$268,447	289,015	287,075	302,009	361,363	1,146,546	1,365,429
Adjusted EBITDA	$4,235	12,331	10,124	15,434	16,996	42,124	68,694
Short tons shipped
Ferrous	559	597	570	579	644	2,305	2,435
Nonferrous	61	60	59	63	69	243	263
Total short tons shipped	620	657	629	642	713	2,548	2,698
Average selling price (per short ton)
Ferrous	$217	252	266	273	298	252	289
Nonferrous	$1,998	2,047	1,998	1,982	2,155	2,006	2,238

Americas Mills
Net sales	$824,809	866,903	774,709	601,853	604,435	3,068,274	1,996,903
Adjusted EBITDA	$160,832	158,114	112,396	113,873	106,830	545,215	301,805
Short tons shipped
Rebar	897	913	773	530	482	3,113	1,795
Merchant & Other	319	323	322	317	359	1,281	1,218
Total short tons shipped	1,216	1,236	1,095	847	841	4,394	3,013
Average price (per short ton)
Total selling price	$645	670	677	682	674	666	612
Cost of ferrous scrap utilized	$246	284	303	307	326	284	303
Metal margin	$399	386	374	375	348	382	309

Americas Fabrication
Net sales	$622,385	633,047	530,836	437,111	403,889	2,223,379	1,427,882
Adjusted EBITDA	$(13,151)	(23,289)	(49,578)	(36,996)	(24,607)	(123,014)	(39,394)
Total short tons shipped	448	469	396	319	307	1,632	1,114
Total selling price (per short ton)	$963	925	845	868	843	905	800

International Mill
Net sales	$205,461	209,365	175,198	227,024	253,058	817,048	887,038
Adjusted EBITDA	$22,666	24,120	20,537	32,779	36,654	100,102	131,720
Short tons shipped
Rebar	151	126	66	80	145	423	459
Merchant & Other	237	250	238	312	289	1,037	1,041
Total short tons shipped	388	376	304	392	434	1,460	1,500
Average price (per short ton)
Total selling price	$500	524	545	547	555	528	560
Cost of ferrous scrap utilized	$265	288	301	295	305	288	314
Metal margin	$235	236	244	252	250	240	246

(CMC Year End 2019 - 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)

(in thousands)	Three Months Ended					Fiscal Year Ended
Net sales	8/31/2019	5/31/2019	2/28/2019	11/30/2018	8/31/2018	8/31/2019	8/31/2018
Americas Recycling	$268,447	$289,015	$287,075	$302,009	$361,363	$1,146,546	$1,365,429
Americas Mills	824,809	866,903	774,709	601,853	604,435	3,068,274	1,996,903
Americas Fabrication	622,385	633,047	530,836	437,111	403,889	2,223,379	1,427,882
International Mill	205,461	209,365	175,198	227,024	253,058	817,048	887,038
Corporate and Other	(378,097)	(392,458)	(365,035)	(290,655)	(314,307)	(1,426,245)	(1,033,529)
Total net sales	$1,543,005	$1,605,872	$1,402,783	$1,277,342	$1,308,438	$5,829,002	$4,643,723

Adjusted EBITDA from continuing operations
Americas Recycling	$4,235	$12,331	$10,124	$15,434	$16,996	$42,124	$68,694
Americas Mills	160,832	158,114	112,396	113,873	106,830	545,215	301,805
Americas Fabrication	(13,151)	(23,289)	(49,578)	(36,996)	(24,607)	(123,014)	(39,394)
International Mill	22,666	24,120	20,537	32,779	36,654	100,102	131,720
Corporate and Other	(29,337)	(27,305)	(24,146)	(59,554)	(28,827)	(140,342)	(110,604)

(CMC Year End 2019 - 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended		Fiscal Year Ended
(in thousands, except share data)	8/31/2019	8/31/2018	8/31/2019	8/31/2018
Net sales	$1,543,005	$1,308,438	$5,829,002	$4,643,723
Costs and expenses:
Cost of goods sold	1,290,346	1,125,027	5,025,514	4,021,558
Selling, general and administrative expenses	131,882	108,975	463,271	401,452
Impairment of assets	369	840	384	14,372
Interest expense	17,702	15,654	71,373	40,957
	1,440,299	1,250,496	5,560,542	4,478,339
Earnings from continuing operations before income taxes	102,706	57,942	268,460	165,384
Income taxes	16,826	6,682	69,681	30,147
Earnings from continuing operations	85,880	51,260	198,779	135,237

Earnings (loss) from discontinued operations before income taxes	280	(1,786)	(528)	3,235
Income taxes (benefit)	49	(2,086)	158	(34)
Earnings (loss) from discontinued operations	231	300	(686)	3,269

Net earnings	$86,111	$51,560	$198,093	$138,506

Basic earnings (loss) per share*
Earnings from continuing operations	$0.73	$0.44	$1.69	$1.16
Earnings (loss) from discontinued operations	—	—	(0.01)	0.03
Net earnings	$0.73	$0.44	$1.68	$1.19

Diluted earnings (loss) per share*
Earnings from continuing operations	$0.72	$0.43	$1.67	$1.14
Earnings (loss) from discontinued operations	—	—	(0.01)	0.03
Net earnings	$0.72	$0.44	$1.66	$1.17

Cash dividends per share	$0.12	$0.12	$0.48	$0.48
Average basic shares outstanding	118,046,800	117,119,557	117,834,558	116,822,583
Average diluted shares outstanding	119,392,062	118,407,316	119,124,628	118,145,848

* EPS is calculated independently for each component and may not sum to net earnings EPS due to rounding

(CMC Year End 2019 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	August 31,
(in thousands, except share data)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$192,461	$622,473
Accounts receivable (less allowance for doubtful accounts of $8,403 and $4,489)	1,016,088	749,484
Inventories	692,368	589,005
Other current assets	179,088	116,243
Total current assets	2,080,005	2,077,205
Property, plant and equipment:
Land	142,825	85,288
Buildings and improvements	750,381	631,501
Equipment	2,234,800	1,918,342
Construction in process	68,579	35,741
	3,196,585	2,670,872
Less accumulated depreciation and amortization	(1,695,614)	(1,595,834)
Property, plant and equipment, net	1,500,971	1,075,038
Goodwill	64,138	64,310
Other noncurrent assets	113,657	111,751
Total assets	$3,758,771	$3,328,304
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$288,005	$261,258
Accrued expenses and other payables	353,786	260,939
Acquired unfavorable contract backlog	35,360	—
Borrowings under accounts receivable programs	3,929	—
Current maturities of long-term debt	13,510	19,746
Total current liabilities	694,590	541,943
Deferred income taxes	79,290	37,834
Other noncurrent liabilities	133,620	116,325
Long-term debt	1,227,214	1,138,619
Total liabilities	2,134,714	1,834,721
Commitments and contingencies (Note 20)
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 117,924,938 and 117,015,558 shares	1,290	1,290
Additional paid-in capital	358,668	352,674
Accumulated other comprehensive loss	(124,126)	(93,677)
Retained earnings	1,585,379	1,446,495
Less treasury stock, 11,135,726 and 12,045,106 shares at cost	(197,350)	(213,385)
Stockholders' equity	1,623,861	1,493,397
Stockholders' equity attributable to noncontrolling interests	196	186
Total equity	1,624,057	1,493,583
Total liabilities and stockholders' equity	$3,758,771	$3,328,304
See notes to consolidated financial statements.

(CMC Year End 2019 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended August 31,
(in thousands)	2019	2018
Cash flows from (used by) operating activities:
Net earnings	$198,093	$138,506
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	158,671	131,659
Amortization of acquired unfavorable contract backlog	(74,784)	—
Share-based compensation	25,106	23,929
Deferred income taxes and other long-term taxes	49,523	14,377
Asset impairments	384	15,053
Provision for losses on receivables, net	388	2,510
Write-down of inventory	723	1,407
Net (gain) loss on sales of a subsidiary, assets and other	(2,281)	(1,322)
Changes in operating assets and liabilities, net of acquisitions	48,702	(89,586)
Beneficial interest in securitized accounts receivable	(367,521)	(670,457)
Net cash flows from (used by) operating activities	37,004	(433,924)

Cash flows from (used by) investing activities:
Acquisitions, net of cash acquired	(700,941)	(6,980)
Capital expenditures	(138,836)	(174,655)
Proceeds from the sale of discontinued operations and other	1,893	75,482
Proceeds from insurance	4,405	27,375
Proceeds from the sale of property, plant and equipment	3,910	8,103
Advances under accounts receivable programs	—	226,325
Repayments under accounts receivable programs	—	(304,178)
Beneficial interest in securitized accounts receivable	367,521	670,457
Net cash flows from (used by) investing activities	(462,048)	521,929

Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt	180,000	350,000
Proceeds from accounts receivable programs	288,896	—
Repayments under accounts receivable programs	(296,033)	—
Repayments of long-term debt	(127,704)	(19,967)
Cash dividends	(56,537)	(56,076)
Stock issued under incentive and purchase plans, net of forfeitures	(1,876)	(9,302)
Debt issuance costs	—	(5,254)
Other	10	31
Net cash flows from (used by) financing activities	(13,244)	259,432
Effect of exchange rate changes on cash	(598)	(703)
Increase (decrease) in cash and cash equivalents	(438,886)	346,734
Cash, restricted cash and cash equivalents at beginning of year	632,615	285,881
Cash, restricted cash and cash equivalents at end of year	$193,729	$632,615

Supplemental information:
Cash and cash equivalents	$192,461	$622,473
Restricted cash	$1,268	$10,142
Total cash, cash equivalents and restricted cash	$193,729	$632,615

(CMC Year End 2019 - 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Core EBITDA from Continuing Operations is a non-GAAP financial measure. Core EBITDA from continuing operations is the sum of earnings (loss) from continuing operations before interest expense and income taxes (benefit). It also excludes recurring non-cash charges for depreciation and amortization, asset impairments, and equity compensation. Core EBITDA from continuing operations also excludes certain material acquisition and integration related costs, mill operational start-up costs, CMC Steel Oklahoma incentives, net debt restructuring and extinguishment gains and losses and severance expenses. Core EBITDA from continuing operations should not be considered an alternative to earnings (loss) from continuing operations or net earnings (loss), or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that Core EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, Core EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Core EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

A reconciliation of earnings from continuing operations before income taxes to Core EBITDA from continuing operations is provided below:

	Three Months Ended					Fiscal Year Ended
(in thousands)	8/31/2019	5/31/2019	2/28/2019	11/30/2018	8/31/2018	8/31/2019	8/31/2018
Earnings (loss) from continuing operations	$85,880	$78,551	$14,928	$19,420	$51,260	$198,779	$135,237
Interest expense	17,702	18,513	18,495	16,663	15,654	71,373	40,957
Income taxes (benefit)	16,826	29,105	18,141	5,609	6,682	69,681	30,147
Depreciation and amortization	41,051	41,181	41,245	35,176	32,610	158,653	131,508
Asset impairments	369	15	—	—	840	384	14,372
Non-cash equity compensation	7,758	7,342	5,791	4,215	5,679	25,106	24,038
Acquisition and integration related costs	6,177	2,336	5,475	27,970	10,907	41,958	25,507
Amortization of acquired unfavorable contract backlog	(16,582)	(23,394)	(23,476)	(11,332)	—	(74,784)	—
Mill operational start-up costs*	—	—	—	—	—	—	13,471
CMC Steel Oklahoma incentives	—	—	—	—	—	—	(3,000)
Purchase accounting effect on inventory	—	—	10,315	—	—	10,315	—
Core EBITDA from continuing operations	$159,181	$153,649	$90,914	$97,721	$123,632	$501,465	$412,237
* Net of interest, taxes, depreciation and amortization, impairments, and non-cash equity compensation

(CMC Year End 2019 - 12)

Adjusted earnings from continuing operations is a non-GAAP financial measure that is equal to earnings (loss) from continuing operations before certain acquisition and integration related costs, mill operational start-up costs, CMC Steel Oklahoma incentives, asset impairments, debt restructuring and extinguishment gains and losses and severance expenses, including the estimated income tax effects thereof. Additionally, we adjust adjusted earnings from continuing operations for the effects of the TCJA as well as the tax benefit associated with an international reorganization. Adjusted earnings from continuing operations should not be considered as an alternative to earnings from continuing operations or any other performance measure derived in accordance with GAAP. However, we believe that adjusted earnings from continuing operations provides relevant and useful information to investors as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted earnings from continuing operations to evaluate our financial performance. Adjusted earnings from continuing operations may be inconsistent with similar measures presented by other companies. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended					Fiscal Year Ended
(in thousands)	8/31/2019	5/31/2019	2/28/2019	11/30/2018	8/31/2018	8/31/2019	8/31/2018
Earnings (loss) from continuing operations	$85,880	$78,551	$14,928	$19,420	$51,260	$198,779	$135,237
Impairment of structural steel assets	—	—	—	—	—	—	12,136
Acquisition and integration related costs	6,177	2,336	5,475	27,970	10,907	41,958	25,507
Mill operational start-up costs	—	—	—	—	—	—	18,016
CMC Steel Oklahoma incentives	—	—	—	—	—	—	(3,000)
Purchase accounting effect on inventory	—	—	10,315	—	—	10,315	—
Total adjustments (pre-tax)	$6,177	$2,336	$15,790	$27,970	$10,907	$52,273	$52,659

Tax Impact
TCJA impact	$—	$—	$7,550	$—	$—	$7,550	$10,600
International reorganization	—	—	—	—	—	—	(9,200)
Related tax effects on adjustments	(1,297)	(490)	(3,316)	(5,874)	(2,290)	(10,977)	(13,236)
Total tax impact	(1,297)	(490)	4,234	(5,874)	(2,290)	(3,427)	(11,836)
Adjusted earnings from continuing operations	$90,760	$80,397	$34,952	$41,516	$59,877	$247,625	$176,060

Adjusted earnings from continuing operations per diluted share	$0.76	$0.67	$0.29	$0.35	$0.51	$2.08	$1.49

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